EXHIBIT 23






                        Independent Auditors' Consent

The Board of Directors
The Multicare Companies, Inc.


We consent to incorporation by reference in the Registration Statements (No's. 33-86764, 33-94516, 33-80977, 333-04545) on Form S-8 and Registration
Statement (No. 33-96992) on Form S-3 of The Multicare Companies, Inc. of our reports dated February 4, 1997, relating to the consolidated balance sheets of The Multicare Companies, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports appear in or are incorporated by reference in the December 31, 1996 annual report on Form 10-K of The Multicare Companies, Inc.



                                                        KPMG Peat Marwick LLP


Short Hills, New Jersey
March 27, 1997